Capital City Bank Group, Inc. and Capital City Bank Elect to Continue to Participate in the Temporary Liquidity Guarantee Program

TALLAHASSEE, Fla.–December 12, 2008–Capital City Bank Group, Inc. (NASDAQ:CCBG) announced today that its wholly-owned subsidiary, Capital City Bank, which is a Florida chartered FDIC-insured depository institution, has elected to continue to participate in the Transaction Account Guarantee Program.  Additionally, Capital City Bank Group and Capital City Bank have also elected to continue to participate in the Debt Guarantee Program.  Both programs are part of the Federal Deposit Insurance Corporation’s (“FDIC”) Temporary Liquidity Guarantee Program (“TLGP”).

Under the FDIC’s Transaction Account Guarantee Program, through December 31, 2009, all non-interest bearing transaction deposit accounts, including all personal and business checking deposit accounts that do not earn interest, lawyer trust accounts where interest does not accrue to the account owner (IOLTA), and NOW accounts, which are capped at a rate no higher than .50% through December 31, 2009, are fully insured, regardless of dollar amount.  All other deposit accounts continue to be covered by the FDIC’s expanded deposit insurance limit of $250,000 through December 31, 2009.

William G. Smith, Jr., Chairman, President and Chief Executive Officer, stated “Our clients view Capital City as a strong and dependable institution, and Capital City believes in these trying and uncertain times for the financial services industry, it is critical to provide our clients greater peace of mind by participating in the Transaction Account Guarantee Program.”

“After careful consideration, Capital City believes continuing to participate in the Debt Guarantee Program, which will enable the bank to issue up to 2% of its liabilities in senior unsecured debt, is in the best interests of our shareowners.  Given that there is no cost for us to participate unless we decide to issue debt under the program, we wanted to maximize our flexibility by maintaining our liquidity so we can continue to take advantage of business opportunities as they arise,” Smith added.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest publicly traded financial services companies headquartered in Florida and has approximately $2.5 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services.  The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 68 banking offices, one mortgage lending office, and 80 ATMs in Florida, Georgia and Alabama.  Since 2005, the Company has been named as a Dividend Achiever by Mergent, Inc., a leading provider of information on publicly traded companies.  To be named a Dividend Achiever, a public company must have increased its regular cash dividends for at least 10 consecutive years.  For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially.  The following factors, among others, could cause the Company’s actual results to differ: the frequency and magnitude of foreclosure of the Company’s loans; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; the accuracy of the Company’s financial statement estimates and assumptions, including the estimate for the Company’s loan loss provision; the Company’s ability to integrate acquisitions; the strength of the U.S. economy and the local economies where the Company conducts operations; harsh weather conditions; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; legislative or regulatory changes; customer acceptance of third-party products and services; increased competition and its effect on pricing; technological changes; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov).  Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

Contact:
J. Kimbrough Davis,
Executive Vice President and Chief Financial Officer
Office:  (850) 402-7820